Exhibit 3.85

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIAMONDHEAD REAL ESTATE, LLC

The undersigned, the sole member of Diamondhead Real Estate, LLC, a Delaware limited liability company (the “Company”), does hereby execute this Limited Liability Company Agreement of the Company effective the 3rd day of April, 2008, under the name of the Company.  The Company was organized on April 3rd, 2008, under and pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”).

I

Office; Registered Agent

The registered office of the Company in the State of Delaware shall be located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The registered agent of the Corporation in the State of Delaware is The Corporation Trust Company and the address of the registered agent of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

II

Purpose and Powers

The purpose for which the Company is organized is to conduct any lawful business purpose as set forth in Section 106 of the Act.  The Company shall have the power and authority to do all things necessary to carry out its purpose, including, without limitation, the powers set forth in Section 106 of the Act.

III

Duration of the Company

The Company shall commence immediately, upon the effective date of this Limited Liability Company Agreement, and shall continue in perpetuity thereafter unless terminated sooner by operation of law or by decision of the Member.

IV

Member

Jacobs Entertainment, Inc. shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”).  The Member hereby authorizes James T. Milam to act as the Authorized Representative solely for purposes of forming this entity in Delaware and appointing the registered agent for service of process.  All actions taken and all things done and all expenditures made by the Authorized Representative of the Company in connection with its organization and qualification are hereby ratified, approved and confirmed in all respects.

V

Capital Contributions

The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.  The Member owns a 100% undivided Membership Interest in the Company.  The Member may loan funds to the Company on such terms and conditions as the Member may desire.  All capital contributions and loans made by the Member and any future Members shall be recorded on the books and records of the Company.

VI

Management

The Company shall be managed by a Manager, which need not be a Member of the Company.  The Manager shall be responsible for the establishment of Company procedures respecting the business affairs of the Company and the day-to-day operation of the Company’s business.  The Manager shall be authorized to carry out all day-to-day activities related to any and all business of the Company.  The Manager shall have the power and authority to take any actions not prohibited under the Act or which are otherwise conferred or permitted by law, which he believes are necessary, proper, advisable or convenient to the discharge of his duties under this Limited Liability Company Agreement or applicable law to conduct the business and affairs of the Company, including, but not limited to, the power and authority to execute agreements and other documents on behalf of the Company.

Lew Humphrey is hereby appointed as Manager of the Company.  The Manager may be removed at any time, with or without cause, by the Member.  The Manager may resign at any time by giving written notice to the Member (the “Resignation Notice”).  The resignation of the Manager shall take effect thirty (30) days after the Resignation Notice is given or at such earlier time as accepted by the Member; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  If a Manager shall die, be adjudged incompetent, dissolve, refuse to serve, be removed or resign, or if no one is serving as Manager for any reason, then a new Manager shall be elected by the Member.

VII

Indemnification

The Company shall indemnify and hold harmless the Member, the Manager and any officer, and may indemnify and hold harmless any employee or agent of the Company, from and against any and all claims and demands whatsoever to the full extent permitted by the Act. Any indemnity will be paid from, and only to the extent of, assets of the Company.  The indemnification provided by this Article VII shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, vote of the Member or otherwise.

VIII

Banking

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Manager, and the Manager or his designee is authorized to sign any such checks or withdrawal forms.

Company is and the Manager is authorized and directed to open one or more bank accounts in the name of and on behalf of the Company in such bank or banks or trust company or trust companies as the Manager may select and to prepare, execute and deliver in the name of and on behalf of the Company such documents or instruments as may be necessary to open such account or accounts, and if in connection with the foregoing any particular form of resolution shall be required, such resolution shall be deemed hereby adopted, provided that a copy of such resolution shall be inserted in the minute book of the Company.

IX

Books

The Company books shall be maintained at the principal office of the Member, which may or may not be located in the State of Delaware.  The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such calendar year.

X

Authorization to Qualify to do Business as Foreign Limited Liability Company

The Manager is hereby authorized, where it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to execute and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to execute and file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency or country.

XI

Transfers of Interests in the Company

Interests in the Company shall be freely transferable.

IN WITNESS WHEREOF, the Member has hereunto set its hand effective the day and year first above written.

JACOBS ENTERTAINMENT, INC.

/s/ Stanley Politano
By: Stanley Politano
Its: Executive Vice President